EXHIBIT 99.1
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           BPI PACKAGING TECHNOLOGIES, INC. RETAINS CONSULTING FIRM
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North Dighton, Massachusetts, July 19, 2000- BPI Packaging Technologies,
Inc. (the "Company") OTC BB:BPIE, a manufacturer of thin high molecular weight, high density polyethylene films and bags, today reported that it has retained the consulting firm of Brent I. Kugman and Associates ("BKA"), to assist in evaluating various strategic alternatives available to the Company, including its possible sale to a potential purchaser or merger with a potential partner.

The decision to retain BKA was precipitated by the Company's short-term liquidity problem. Mr. Ivan J. Hughes, the Company's chairman, stated that "the Company has initiated a series of actions to improve its short-term liquidity issues and long-term profitability." BKA is now managing the communication process with the Company's secured lenders and trade vendors in an effort to avoid any interruption in its operations. Most of the Company's vendors continue to supply the Company on a c.o.d. basis.

The Company converts commercially available high molecular weight, high density polyethylene resins into thin film, which is either sold directly into industrial or packaging applications or converted in-house into carryout bags of "T-shirt sack" design for supermarkets, convenience stores and other retail markets. The Company utilizes advanced, high quality extrusion, printing and bag making equipment, which was installed between 1990 and 1999.



Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect" and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors identified from time to time in the Company's reports filed with the SEC.

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